Exhibit 99.1

Health Net, Inc.
21650 Oxnard Street
Woodland Hills, CA 91367
818.676.6000
800.291.6911
www.healthnet.com

Investor		Media
Contact:	Angie McCabe	Contact:	Margita Thompson
	818.676.8692		818.676.7912
	angeline.c.mccabe@healthnet.com		margita.thompson@healthnet.com

HEALTH NET REPORTS A LOSS OF $0.33 PER SHARE

FOR THE FIRST QUARTER OF 2008 AND REVISES 2008 OUTLOOK

THE COMPANY RECORDED $82.4 MILLION IN LEGAL AND

OPERATIONS STRATEGY-RELATED CHARGES IN THE FIRST QUARTER OF 2008

OPERATING RESULTS IMPACTED BY

ADVERSE PRIOR PERIOD DEVELOPMENT AND AN ACTIVE FLU SEASON

LOS ANGELES, April 30, 2008 – Health Net, Inc. (NYSE: HNT) today announced a loss of $35.7 million, or $0.33 per share, in the first quarter of 2008. Net income for the first quarter of 2007 was $88.6 million, or $0.77 per diluted share.

Included in the results for the first quarter of 2008 is the full effect of $82.4 million pretax, or $53.8 million after-tax, legal and operations strategy-related charges.

Excluding the charges, earnings per diluted share were $0.16 in the first quarter of 2008, lower than previous guidance primarily due to adverse prior period development and an active flu season.

The company also announced that it is revising full-year 2008 guidance to a range of $2.47 to $2.65 per diluted share, which includes the impact of the charges taken in the first quarter of 2008 and anticipated pretax operations strategy-related charges of between $67 million and $87 million the company expects to take in the remainder of 2008. Excluding these charges, the company currently expects to earn between $3.45 and $3.55 per diluted share in 2008. Previous 2008 guidance, excluding the impact of any charges, was $4.14 to $4.17 per diluted share.

Factors contributing to the revised 2008 full-year guidance are:

•	Unusual seasonal physician and hospital utilization patterns, primarily in the fourth quarter of 2007, resulted in $50 million pretax of adverse prior period development.

•

Higher than expected utilization in both Medicare Advantage and Medicare Part D stand-alone (PDP) plans resulted in a $24 million pretax impact in the first quarter of 2008. The company expects that the full year 2008 impact on earnings will be approximately $40 million pretax. The company expects to address this performance in its 2009 Medicare bid that will be submitted in June 2008.

•	An unusually active flu season during the first quarter of 2008 resulted in a $20 million pretax impact on earnings.

•

Due to a proposed substantial rate cut by the State of California for the company’s Medi-Cal plans, the company expects pretax income to be approximately $15 to $20 million lower in the second half of 2008 than previously planned. This rate reduction is scheduled for implementation on July 1, 2008.

•

A higher than planned effective tax rate of 39.5 percent due to a changing business mix is expected to impact operating earnings excluding charges by approximately $0.06 per diluted share for the full year 2008.

“The results we experienced in the first quarter of 2008 caused us to lower our previous guidance,” said Jay Gellert, president and chief executive officer of Health Net. “Most of the negative factors impacted the first quarter of 2008. Despite the challenges we face in our Medicare and Medicaid businesses and the impact of the flu this year, we believe we can resume earnings growth in the second half of 2008 compared to the second half of 2007.”

Primarily due to the recording of the adverse prior period development in the first quarter of 2008, the relationship between commercial yields and costs was negative in the period. However, the company believes that this relationship will be positive in each of the remaining three quarters of 2008 when compared with the same periods in 2007.

“We remain focused on disciplined pricing, and as a result, we expect to achieve a positive spread between the commercial premium yield and cost trend in the remaining three quarters of 2008.” said Gellert.

“While our strategy is to grow the smaller end of the market, we expect to be somewhat less active in the individual segment. In addition, we are maintaining our pricing discipline, and as the economy slows further, we expect commercial enrollment growth to decline by three to four percent in 2008 compared to 2007,” continued Gellert. The company had previously guided to a decline of one percent in commercial enrollment in 2008 compared to 2007.

The full-year per diluted share earnings estimates are based on a projected weighted average share count for the full year of 2008 of approximately 105.5 to 107 million diluted shares compared with the 108 to 110 million diluted shares for the full year that was incorporated into prior guidance.

Legal and Operations Strategy-Related Charges

The company recorded the following pretax charges totaling $82.4 million in the first quarter of 2008:

•

Approximately $43.2 million, which is included in health plan services expenses, represents estimated liability for litigation and regulatory actions related to the company’s rescission practices in Arizona and California and additional liability calculated in connection with the execution of the settlement agreement in the McCoy, Wachtel and Scharfman lawsuits which the company previously disclosed.

•

Approximately $35.8 million, which is included in general and administrative (G&A) expenses and primarily covers severance and other costs associated with Health Net’s previously announced operations strategy which is aimed at achieving substantial reductions in G&A expenses over the next three years. A portion of this amount also covers estimated legal fees and fines associated with the company’s rescission practices. The company expects that any future operations strategy-related charges in 2008 will be included in G&A expenses.

•	Approximately $3.4 million, which is included in other income, covers the estimated loss on the sale of assets of a small, non-core subsidiary.

Share Repurchase

Health Net repurchased approximately 3.2 million shares of its common stock at an average price of $44.64 per share in the first quarter of 2008.

“We were an active purchaser of our stock in first quarter of 2008. We have $204 million in remaining repurchase authority, and we hope to continue repurchasing shares throughout 2008, consistent with our strong belief in the company’s long-term prospects,” noted Joseph Capezza, Health Net’s chief financial officer.

Revenues, Health Care Costs and G&A Expenses Including the Charges

Health Net’s total revenues increased 11.9 percent in the first quarter of 2008 to $3.8 billion from $3.4 billion in the first quarter of 2007. Health plan services premium revenues increased 12.4 percent to $3.1 billion in the first quarter of 2008 compared to $2.8 billion in the first quarter of 2007. The company’s Government contracts revenues increased 9.3 percent in the first quarter of 2008 to $664.4 million from $608.0 million in the first quarter of 2007.

Including the $43.2 million health plan services expenses charge, the health plan medical care ratio (MCR) was 89.3 percent in the first quarter of 2008, and the commercial MCR was 88.5 percent.

Including the impact from the health plan services expenses charges, per member per month (PMPM) commercial health care costs increased by 17.3 percent in the first quarter of 2008 compared to the first quarter of 2007.

The Government contracts cost ratio was 96.0 percent in the first quarter of 2008 compared to 93.3 percent in the first quarter of 2007. “We expect that Government contracts ratio will be approximately 94.5 percent for the full year of 2008. Although this is higher than our 2007 performance which was a result of both a health care cost underrun and a favorable settlement of a claim from Option Period 1, it represents a return to more normal levels,” said Jim Woys, Health Net’s chief operating officer. “We are honored and privileged to continue our current supportive role in the TRICARE program. We also are excited about the opportunity to compete in the TRICARE reprocurement, and we believe we are well positioned to continue to assist the Department of Defense in advancing its future TRICARE goals to even higher levels of performance excellence.”

Including the $39.2 million in operations strategy-related charges, of which $35.8 million was included in G&A expenses, total G&A expense was $352.3 million in the first quarter of 2008 compared with $291.3 million in the first quarter of 2007.

Health Net’s selling expenses of $86.6 million in the first quarter of 2008 increased by $17.5 million compared to the first quarter of 2007. “As a result of our focus on growing the smaller end of the commercial market, our selling expense ratio increased by 30 basis points quarter-over-quarter,” said Gellert.

Health Care Costs and G&A Expenses Excluding the Charges1

Excluding the $43.2 million health plan services expenses charge in the first quarter of 2008:

•

The commercial premium yield on a PMPM basis increased 10.2 percent in the first quarter of 2008 compared to the first quarter of 2007 (health plan premiums were unaffected by the charges). Commercial health care costs would have increased by 14.4 percent on a PMPM basis in the first quarter of 2008 compared to the first quarter of 2007 including the adverse prior period development for the second half of 2007.

•	The health plan MCR would have been 87.9 percent for the first quarter of 2008.

•

The commercial MCR for the first quarter of 2008 would have been 86.3 percent compared to 83.2 percent in the first quarter of 2007, and 81.8 percent in the fourth quarter of 2007. The MCR in the first quarter of 2008 was primarily driven by the adverse prior period development.

Excluding the impact of the $35.8 million operations strategy-related charge, G&A expenses would have been $316.5 million in the first quarter of 2008, resulting in a G&A expense ratio of 10.1 percent.

“Excluding the impact of the operations strategy-related charge, the G&A expense ratio in the first quarter improved by 30 basis points from the 2007 first quarter and 70 basis points from the fourth quarter of 2007 as we continue to focus on managing our expenses,” said Capezza. “For the full year of 2008, we expect the G&A expense ratio to improve by approximately 20 to 30 basis points compared to the full year of 2007 as we begin to realize the positive impact of our operations strategy in the second half of 2008.”

[1]	See the financial schedule attached to this release for reconciliation of this information to the comparable GAAP financial measure.

Membership

Total health plan enrollment as of March 31, 2008 was nearly 3.9 million members, an increase of 203,000 members, or 5.5 percent, compared to March 31, 2007. Sequentially, total health plan enrollment grew by 111,000 members, or 3.0 percent, from December 31, 2007.

Commercial risk enrollment increased by 3,000 members, or 0.1 percent, to approximately 2.2 million members as of March 31, 2008 compared to March 31, 2007. Sequentially, commercial risk enrollment decreased by 45,000 members, or 2.0 percent, since December 31, 2007. Administrative Services Only (ASO) membership decreased by 38,000 members, or 39.6 percent, to 58,000 members as of March 31, 2008 compared to March 31, 2007. Sequentially, ASO membership declined by 10,000, or 14.7 percent, from December 31, 2007, consistent with the company’s strategy to de-emphasize this segment.

Enrollment in the company’s Medicare Advantage plans grew by 53,000 members, or by 23.8 percent, to 276,000 members at the end of the first quarter of 2008 compared to the end of the first quarter of 2007. Sequentially, Medicare Advantage membership grew by 40,000 members, or 16.9 percent, from December 31, 2007. Membership in the company’s Medicare PDP plans was 522,000 at the end of the first quarter of 2008, an increase of 181,000 members, or 53.1 percent, compared to the end of the first quarter of 2007. Sequentially, PDP membership grew by 143,000 members, or 37.7 percent, from December 31, 2007.

Medicaid enrollment at March 31, 2008 was 829,000 members, an increase of 4,000 members, or 0.5 percent, from March 31, 2007. Sequentially, Medicaid membership decreased by 17,000 members, or 2.0 percent, from December 31, 2007.

Balance Sheet

Cash and investments as of March 31, 2008 were $2.4 billion compared with $2.3 billion as of March 31, 2007.

Reserves for claims and other settlements as of March 31, 2008 were $1.4 billion compared with $1.1 billion as of March 31, 2007. Reserves for claims and other settlements as of March 31, 2008 include $43.2 million of reserves for the legal charge. Reserves for claims and other settlements increased by $130.3 million from December 31, 2007 to March 31, 2008.

Days claims payable (DCP), including provider and other claims settlements (which includes the first quarter 2008 legal charges), capitation payments and Medicare Part D expenses, for the first quarter of 2008 increased by 3.3 days to 44.6 days compared to 41.3 days in the first quarter of 2007, and decreased sequentially by 5.3 days compared to the fourth quarter of 2007.

Excluding provider and other claim settlements (which includes the first quarter 2008 legal charges), capitation payments and Medicare Part D, DCP in the first quarter of 2008 decreased by 1.5 days to 52.9 days compared to the first quarter of 2007, and decreased by 2.0 days sequentially.2   This is a seasonal pattern that the company has experienced in previous years.

The company’s debt-to-total capital ratio was 27.5 percent as of March 31, 2008 compared to 22.5 percent as of December 31, 2007 and 17.7 percent as of March 31, 2007. The increase in the debt-to-total capital ratio is due to a $100 million draw on the company’s revolving credit facility combined with the impact of the charges and prior period development in the first quarter 2008.

Interest expense increased by $1.1 million in the first quarter of 2008 compared to the first quarter of 2007. The increase primarily is due to the $175 million financing facility that the company secured in late 2007. This imputed interest is offset by other income related to the same financing facility.

Cash Flow

Operating cash flow was negative $117.3 million in the first quarter of 2008. This amount reflects a $160 million payment related to the McCoy, Wachtel and Scharfman lawsuits and was fully reserved for in the third quarter of 2007.

2008 Guidance

Including the impact of operations strategy-related charges, the company expects to earn between $0.48 and $0.61 per diluted share in the second quarter of 2008. Excluding the impact of these charges, the company expects to earn between $0.77 to $0.79 per diluted share in the second quarter of 2008.

[2]

See footnote (a) in the Notes to Consolidated Financial Statements in the financial schedules attached to this release for a reconciliation of this information to the comparable GAAP financial measure.

The table below updates previously issued full-year 2008 guidance on a number of operating metrics.

2008 Revised Outlook

	Revised Guidance	Comment
Year-end Membership	Commercial Risk: -3% to -4% Medicaid: flat Medicare Advantage: +20% to 25% PDP: +40% to 45%	Previously: flat to -1% Unchanged Unchanged Unchanged
Consolidated Revenues	$15 to $16 billion	Unchanged
Commercial Yields	8.0%	Unchanged
Commercial Health Care Cost Trends*	8.0% (Includes prior period development booked in 1Q08)	Previously: 30 to 50 bps lower than premium yield
Selling Cost Ratio Government Contracts Ratio G&A Expense Ratio*	~ 2.8% ~ 94.5% ~ 10.0%	Unchanged Unchanged Unchanged
Tax Rate*	~ 39.5%	Previously: 38.5%
Shares Outstanding	105.5-107 million	Previously: 108-110 million
EPS*	$3.45 - $3.55	Previously: $4.14 - $4.17

*	Excludes the impact of litigation and operations strategy-related charges.

Conference Call

As previously announced, Health Net will discuss the company’s first quarter 2008 results during a conference call on Wednesday, April 30, 2008, beginning at approximately 11:00 a.m. Eastern time. The conference call should be accessed at least 15 minutes prior to its start with the following numbers:

877.795.3604 (Domestic)	888.203.1112 (Replay – Domestic)
719.325.4761 (International)	719.457.0820 (Replay – International)

The access code for both the live conference call and the replay is 1842215. A replay of the conference call will be available through May 5, 2008. A live webcast and replay of the conference call also will be available at www.healthnet.com under “Investor Relations.” The conference call webcast is open to all interested parties. Anyone listening to the company’s conference call will be presumed to have read Health Net’s Annual Report on Form 10-K for the year ended December 31, 2007, and other reports filed by the company from time to time with the Securities and Exchange Commission.

About Health Net

Health Net, Inc. is among the nation’s largest publicly traded managed health care companies. Its mission is to help people be healthy, secure and comfortable. The company’s health plans and government contracts subsidiaries provide health benefits to approximately 6.8 million individuals across the country through group, individual, Medicare, Medicaid and TRICARE and Veterans Affairs programs. Health Net’s behavioral health subsidiary, MHN, provides mental health benefits to approximately 6.9 million individuals in all 50 states. The company’s subsidiaries also offer managed health care products related to prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit the company’s Web site at www.healthnet.com.

Cautionary Statements

All statements in this press release, other than statements of historical information provided herein, including but not limited to the guidance for future periods included herein and the assumptions underlying such projections, may be deemed to be forward-looking statements and as such are subject to a number of risks and uncertainties. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, the guidance as to expected future period results and statements including the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, rising health care costs, negative prior period claims reserve developments, trends in medical care ratios, unexpected utilization patterns or unexpectedly severe or widespread illnesses, membership declines, rate cuts affecting our Medicare or Medicaid business, issues relating to provider contracts, litigation costs, regulatory issues, operational issues, health care reform and general business conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the company's most recent Annual Report on Form 10-K filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly revise its guidance, the assessment of the underlying assumptions or any of its forward-looking statements to reflect events or circumstances that arise after the date of this release.

# # #

[Eight pages of tables follow]

Health Net, Inc.

Enrollment Data - By State

(In thousands)

				Change from
				December 31, 2007		March 31, 2007
	March 31, 2008	Dec 31, 2007	March 31, 2007	Increase/ (Decrease)	% Change	Increase/ (Decrease)	% Change
California
Large Group	984	991	1,009	(7)	(0.7)%	(25)	(2.5)%
Small Group and Individual	468	477	413	(9)	(1.9)%	55	13.3%

Commercial Risk	1,452	1,468	1,422	(16)	(1.1)%	30	2.1%
ASO	5	6	5	(1)	(16.7)%	0	0.0%

Total Commercial	1,457	1,474	1,427	(17)	(1.2)%	30	2.1%
Medicare Advantage	123	112	108	11	9.8%	15	13.9%
Medi-Cal	720	712	694	8	1.1%	26	3.7%

Total California	2,300	2,298	2,229	2	0.1%	71	3.2%

Connecticut
Large Group	127	136	143	(9)	(6.6)%	(16)	(11.2)%
Small Group and Individual	25	25	29	0	0.0%	(4)	(13.8)%

Commercial Risk	152	161	172	(9)	(5.6)%	(20)	(11.6)%
ASO	26	32	57	(6)	(18.8)%	(31)	(54.4)%

Total Commercial	178	193	229	(15)	(7.8)%	(51)	(22.3)%
Medicare Advantage	54	45	40	9	20.0%	14	35.0%
Medicaid	65	90	85	(25)	(27.8)%	(20)	(23.5)%

Total Connecticut	297	328	354	(31)	(9.5)%	(57)	(16.1)%

New York
Large Group	105	116	116	(11)	(9.5)%	(11)	(9.5)%
Small Group and Individual	113	118	109	(5)	(4.2)%	4	3.7%

Commercial Risk	218	234	225	(16)	(6.8)%	(7)	(3.1)%
ASO	11	13	15	(2)	(15.4)%	(4)	(26.7)%

Total Commercial	229	247	240	(18)	(7.3)%	(11)	(4.6)%
Medicare Advantage	6	3	8	3	100.0%	(2)	(25.0)%

Total New York	235	250	248	(15)	(6.0)%	(13)	(5.2)%

New Jersey
Large Group	25	30	36	(5)	(16.7)%	(11)	(30.6)%
Small Group and Individual	58	60	61	(2)	(3.3)%	(3)	(4.9)%

Commercial Risk	83	90	97	(7)	(7.8)%	(14)	(14.4)%
ASO	16	17	19	(1)	(5.9)%	(3)	(15.8)%

Total Commercial	99	107	116	(8)	(7.5)%	(17)	(14.7)%
Medicaid	44	44	46	0	0.0%	(2)	(4.3)%

Total New Jersey	143	151	162	(8)	(5.3)%	(19)	(11.7)%

Arizona
Large Group	85	81	78	4	4.9%	7	9.0%
Small Group and Individual	54	56	52	(2)	(3.6)%	2	3.8%

Commercial Risk	139	137	130	2	1.5%	9	6.9%
Medicare Advantage	62	51	45	11	21.6%	17	37.8%

Total Arizona	201	188	175	13	6.9%	26	14.9%

Oregon
Large Group	101	101	96	0	0.0%	5	5.2%
Small Group and Individual	35	34	35	1	2.9%	0	0.0%

Commercial Risk	136	135	131	1	0.7%	5	3.8%
Medicare Advantage	22	21	20	1	4.8%	2	10.0%

Total Oregon	158	156	151	2	1.3%	7	4.6%

Other States
Medicare Advantage	9	4	2	5	125.0%	7	350.0%

Medicare PDP (stand-alone)	522	379	341	143	37.7%	181	53.1%

Total Health Plan Enrollment
Large Group	1,427	1,455	1,478	(28)	(1.9)%	(51)	(3.5)%
Small Group and Individual	753	770	699	(17)	(2.2)%	54	7.7%

Commercial Risk	2,180	2,225	2,177	(45)	(2.0)%	3	0.1%
ASO	58	68	96	(10)	(14.7)%	(38)	(39.6)%

Total Commercial	2,238	2,293	2,273	(55)	(2.4)%	(35)	(1.5)%
Medicare Advantage	276	236	223	40	16.9%	53	23.8%
Medicare PDP (stand-alone)	522	379	341	143	37.7%	181	53.1%
Medi-Cal/Medicaid	829	846	825	(17)	(2.0)%	4	0.5%

Total Health Plans	3,865	3,754	3,662	111	3.0%	203	5.5%

TRICARE - North Contract Eligibles	2,895	2,895	2,930	0	0.0%	(35)	(1.2)%

Health Net, Inc.

Enrollment Data - Line of Business

(In thousands)

				Change from
				December 31, 2007		March 31, 2007
	March 31, 2008	Dec 31, 2007	March 31, 2007	Increase/ (Decrease)	% Change	Increase/ (Decrease)	% Change
Large Group
California	984	991	1,009	(7)	(0.7)%	(25)	(2.5)%
Connecticut	127	136	143	(9)	(6.6)%	(16)	(11.2)%
New York	105	116	116	(11)	(9.5)%	(11)	(9.5)%
New Jersey	25	30	36	(5)	(16.7)%	(11)	(30.6)%
Arizona	85	81	78	4	4.9%	7	9.0%
Oregon	101	101	96	0	0.0%	5	5.2%

	1,427	1,455	1,478	(28)	(1.9)%	(51)	(3.5)%

Small Group and Individual
California	468	477	413	(9)	(1.9)%	55	13.3%
Connecticut	25	25	29	0	0.0%	(4)	(13.8)%
New York	113	118	109	(5)	(4.2)%	4	3.7%
New Jersey	58	60	61	(2)	(3.3)%	(3)	(4.9)%
Arizona	54	56	52	(2)	(3.6)%	2	3.8%
Oregon	35	34	35	1	2.9%	0	0.0%

	753	770	699	(17)	(2.2)%	54	7.7%

Commercial Risk
California	1,452	1,468	1,422	(16)	(1.1)%	30	2.1%
Connecticut	152	161	172	(9)	(5.6)%	(20)	(11.6)%
New York	218	234	225	(16)	(6.8)%	(7)	(3.1)%
New Jersey	83	90	97	(7)	(7.8)%	(14)	(14.4)%
Arizona	139	137	130	2	1.5%	9	6.9%
Oregon	136	135	131	1	0.7%	5	3.8%

	2,180	2,225	2,177	(45)	(2.0)%	3	0.1%

ASO
California	5	6	5	(1)	(16.7)%	0	0.0%
Connecticut	26	32	57	(6)	(18.8)%	(31)	(54.4)%
New York	11	13	15	(2)	(15.4)%	(4)	(26.7)%
New Jersey	16	17	19	(1)	(5.9)%	(3)	(15.8)%

	58	68	96	(10)	(14.7)%	(38)	(39.6)%
Total Commercial
California	1,457	1,474	1,427	(17)	(1.2)%	30	2.1%
Connecticut	178	193	229	(15)	(7.8)%	(51)	(22.3)%
New York	229	247	240	(18)	(7.3)%	(11)	(4.6)%
New Jersey	99	107	116	(8)	(7.5)%	(17)	(14.7)%
Arizona	139	137	130	2	1.5%	9	6.9%
Oregon	136	135	131	1	0.7%	5	3.8%

	2,238	2,293	2,273	(55)	(2.4)%	(35)	(1.5)%
Medicare Advantage
California	123	112	108	11	9.8%	15	13.9%
Connecticut	54	45	40	9	20.0%	14	35.0%
New York	6	3	8	3	100.0%	(2)	(25.0)%
Arizona	62	51	45	11	21.6%	17	37.8%
Oregon	22	21	20	1	4.8%	2	10.0%
Other States	9	4	2	5	125.0%	7	350.0%

	276	236	223	40	16.9%	53	23.8%
Medi-Cal/Medicaid
California	720	712	694	8	1.1%	26	3.7%
Connecticut	65	90	85	(25)	(27.8)%	(20)	(23.5)%
New Jersey	44	44	46	0	0.0%	(2)	(4.3)%

	829	846	825	(17)	(2.0)%	4	0.5%
Medicare PDP (stand-alone)	522	379	341	143	37.7%	181	53.1%

Total Health Plan Enrollment
Large Group	1,427	1,455	1,478	(28)	(1.9)%	(51)	(3.5)%
Small Group and Individual	753	770	699	(17)	(2.2)%	54	7.7%

Commercial Risk	2,180	2,225	2,177	(45)	(2.0)%	3	0.1%
ASO	58	68	96	(10)	(14.7)%	(38)	(39.6)%

Total Commercial	2,238	2,293	2,273	(55)	(2.4)%	(35)	(1.5)%
Medicare Advantage	276	236	223	40	16.9%	53	23.8%
Medicare PDP (stand-alone)	522	379	341	143	37.7%	181	53.1%
Medi-Cal/Medicaid	829	846	825	(17)	(2.0)%	4	0.5%

Total Health Plans	3,865	3,754	3,662	111	3.0%	203	5.5%

TRICARE - North Contract Eligibles	2,895	2,895	2,930	0	0.0%	(35)	(1.2)%

Health Net, Inc.

Consolidated Statements of Operations

(Amounts in thousands, except per share, PMPM and ratio data)

	Quarter Ended March 31, 2007	Quarter Ended December 31, 2007	Quarter Ended March 31, 2008
REVENUES:
Health plan services premiums	$2,777,259	$2,916,718	$3,122,988
Government contracts	607,995	619,423	664,449
Net investment income	31,364	31,630	35,371
Administrative services fees and other income	12,294	15,482	13,948

	3,428,912	3,583,253	3,836,756

EXPENSES:
Health plan services	2,341,074	2,409,332	2,788,403
Government contracts	567,099	556,648	637,577
General and administrative	291,285	317,099	352,278
Selling	69,129	90,332	86,592
Depreciation and amortization	7,633	13,598	12,279
Interest	9,560	7,712	10,657

	3,285,780	3,394,721	3,887,786
Income (loss) from operations before income taxes	143,132	188,532	(51,030)
Income tax provision (benefit)	54,547	71,605	(15,350)

Net income (loss)	$88,585	$116,927	$(35,680)

Basic earnings (loss) per share	$0.79	$1.06	$(0.33)
Diluted earnings (loss) per share	$0.77	$1.04	$(0.33)

Weighted average shares outstanding:
Basic	111,970	110,087	109,232
Diluted	114,759	112,255	109,232
Pretax margin	4.2%	5.3%	-1.3%
Health plan services MCR	84.3%	82.6%	89.3%
Government contracts cost ratio	93.3%	89.9%	96.0%
G&A expense ratio	10.4%	10.8%	11.2%
Selling costs ratio	2.5%	3.1%	2.8%
Days claims payable (a)	41.3	49.9	44.6
Days claims payable - adjusted (a)	54.4	54.9	52.9
Effective tax rate	38.1%	38.0%	30.1%
Health plan services premiums PMPM	$259.35	$266.88	$277.17
Health plan services costs PMPM	$218.62	$220.45	$247.48

Health Net, Inc.

Reconciliation of Non-GAAP Financial Measures

Operating Results Excluding Legal and Operations Strategy-Related Charges

(Amounts in thousands, except per share, PMPM and ratio data)

Note:

This table presents the company's consolidated operations for the quarter ended March 31, 2008 and the charges recorded in the consolidated statement of operations for the quarter ended March 31, 2008. Management believes that the presentation of certain financial information in the attached press release (such as Administrative service fees and other income, Health plan services costs, General and administrative expense, Income (loss) before income taxes, Income tax provision (benefit), Net income (loss), Basic and diluted earnings (loss) per share, Pretax margin, MCR, and G&A expense ratio), excluding the charges that were recorded in the quarter ended March 31, 2008, all of which is non-GAAP financial information, is important to investors as it excludes one-time items that are not indicative of our core operating results. This non-GAAP financial information should be considered in addition to, not as a substitute for, financial information prepared in accordance with GAAP.

	As Reported Quarter Ended March 31, 2008	Impact of Legal and Operations Strategy-Related Charges	Excluding Impact of Legal and Operations Strategy-Related Charges
REVENUES:
Health plan services premiums	$3,122,988		$3,122,988
Government contracts	664,449		664,449
Net investment income	35,371		35,371
Administrative services fees and other income	13,948	(3,400)	17,348

	3,836,756	(3,400)	3,840,156

EXPENSES:
Health plan services	2,788,403	$43,196	2,745,207
Government contracts	637,577		637,577
General and administrative	352,278	35,823	316,455
Selling	86,592		86,592
Depreciation and amortization	12,279		12,279
Interest	10,657		10,657

	3,887,786	79,019	3,808,767
(Loss) income from operations before income taxes	(51,030)	(82,419)	31,389
Income tax (benefit) provision	(15,350)	(28,624)	13,274

Net (loss) income	$(35,680)	$(53,795)	$18,115

Basic (loss) earnings per share	$(0.33)	$(0.50)	$0.17
Diluted (loss) earnings per share	$(0.33)	$(0.49)	$0.16

Weighted average shares outstanding:
Basic	109,232		109,232
Diluted	109,232		111,195
Pretax margin	-1.3%	-2.1%	0.8%
Health plan services MCR	89.3%	1.4%	87.9%
Government contracts cost ratio	96.0%	—	96.0%
G&A expense ratio	11.2%	1.1%	10.1%
Selling costs ratio	2.8%	—	2.8%
Effective tax rate	30.1%	-12.2%	42.3%

Health Net, Inc.

Consolidated Statements of Cash Flows

(Amounts in thousands)

	Quarter Ended March 31, 2007	Quarter Ended December 31, 2007	Quarter Ended March 31, 2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$88,585	$116,927	$(35,680)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization and depreciation	7,633	13,598	12,279
Share-based compensation expense	5,240	6,457	6,667
Deferred income taxes	74,977	(8,180)	(26,862)
Excess tax benefits from share-based compensation	(10,399)	(487)	(774)
Other changes	(1,510)	(3,498)	(5,116)
Changes in assets and liabilities, net of the effects of dispositions/acquisitions:
Premiums receivable and unearned premiums	181,344	24,037	(64,281)
Other receivables, deferred taxes and other assets	(91,957)	47,064	(16,665)
Amounts receivable/payable under government contracts	(1,122)	1,213	(71,770)
Reserves for claims and other settlements	49,157	(12,672)	130,298
Accounts payable and other liabilities	42,079	72,508	(45,429)

Net cash provided by (used in) operating activities	344,027	256,967	(117,333)

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales of investments	383,857	242,421	341,197
Maturities of investments	60,004	65,606	46,820
Purchases of investments	(419,172)	(397,611)	(377,638)
Proceeds from sale of property and equipment	83,870	—	4
Purchases of property and equipment	(19,629)	(17,342)	(14,765)
Net cash paid for acquisition of Guardian assets	(69,780)	—	—
Purchases and Sales of restricted investments and other	(3,970)	7,127	11,150

Net cash provided by (used in) investing activities	15,180	(99,799)	6,768

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and employee stock purchases	30,652	2,525	5,559
Repurchases of common stock	(55,893)	(27,052)	(142,978)
Excess tax benefits from share-based compensation	10,399	487	774
Borrowings under financing arrangements	100,000	175,000	100,000
Repayment of borrowings under financing arrangements	(200,000)	—	—

Net cash (used in) provided by financing activities	(114,842)	150,960	(36,645)

Net increase (decrease) in cash and cash equivalents	244,365	308,128	(147,210)
Cash and cash equivalents, beginning of period	704,806	698,889	1,007,017

Cash and cash equivalents, end of period	$949,171	$1,007,017	$859,807

Health Net, Inc.

Consolidated Balance Sheet

(Amounts in thousands, except ratio data)

	March 31, 2007	December 31, 2007	March 31, 2008
ASSETS
Current Assets
Cash and cash equivalents	$949,171	$1,007,017	$859,807
Investments - available for sale	1,393,161	1,557,278	1,547,236
Premiums receivable, net	234,795	264,691	335,085
Amounts receivable under government contracts	190,259	189,976	263,642
Incurred but not reported (IBNR) health care costs receivable under TRICARE North contract	291,862	266,767	285,545
Other receivables	196,029	72,518	90,660
Deferred taxes	72,107	132,818	102,868
Other assets	175,270	210,039	265,758

Total current assets	3,502,654	3,701,104	3,750,601
Property and equipment, net	157,464	178,758	184,329
Goodwill, net	751,949	751,949	751,949
Other intangible assets, net	41,486	109,386	104,348
Deferred taxes	90,953	47,765	49,743
Other noncurrent assets	176,158	144,093	137,492

Total Assets	$4,720,664	$4,933,055	$4,978,462

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Reserves for claims and other settlements	$1,097,953	$1,300,432	$1,430,730
Health care and other costs payable under government contracts	41,952	69,014	70,910
IBNR health care costs payable under TRICARE North contract	291,862	266,767	285,545
Unearned premiums	402,613	176,981	183,094
Loans payable and other financing arrangements	—	35,000	25,356
Accounts payable and other liabilities	378,233	463,823	432,304

Total current liabilities	2,212,613	2,312,017	2,427,939
Senior notes payable	—	398,071	398,122
Loans payable and other financing arrangements	400,000	112,363	124,782
Borrowings under revolving credit facility	—	—	100,000
Other noncurrent liabilities	245,477	235,022	216,042

Total Liabilities	2,858,090	3,057,473	3,266,885

Stockholders’ Equity
Common stock and additional paid-in capital	1,077,210	1,151,395	1,164,688
Treasury common stock, at cost	(947,187)	(1,123,750)	(1,267,125)
Retained earnings	1,743,985	1,849,097	1,813,417
Accumulated other comprehensive (loss) income	(11,434)	(1,160)	597

Total Stockholders’ Equity	1,862,574	1,875,582	1,711,577

Total Liabilities and Stockholders' Equity	$4,720,664	$4,933,055	$4,978,462

Debt-to-Total Capital Ratio	17.7%	22.5%	27.5%

Health Net, Inc.

Notes to Consolidated Financial Statements

Notes:

(a)	Management believes that days claims payable (excluding capitation, provider and other claim settlements and Medicare Part D), a non-GAAP financial measure, provides useful information to investors because, in excluding those health care costs for which no or minimal reserves are maintained, it is a more accurate reflection of days claims payable calculated from claims-based reserves than is days claims payable, which does not exclude such costs. This non-GAAP financial information should be considered in addition to, not as a substitute for, financial information prepared in accordance with GAAP. The following table provides a reconciliation of the differences between days claims payable (excluding capitation, provider and other claim settlements and Medicare Part D) and days claims payable, the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Q1 2007	Q4 2007	Q1 2008
	(Dollars in millions)
Reserve for Claims and Other Settlements	$1,098.0	$1,300.4	$1,430.7
Less: Capitation Payable, Provider and Other Claim Settlements and Medicare Part D	(101.1)	(299.3)	(286.4)

Adjusted Reserve for Claims and Other Settlements	996.9	1,001.1	1,144.3
(1) Average Reserve for Claims and Other Settlements	1,073.4	1,306.8	1,365.6
(2) Average Adjusted Reserve for Claims and Other Settlements	980.2	1,011.8	1,072.7
(3) Health Plan Services Cost	2,341.1	2,409.3	2,788.4
Less: Capitation Payable, Provider and Other Claim Settlements and Medicare Part D	(720.9)	(715.2)	(943.9)

(4) Adjusted Health Plan Services Cost	1,620.2	1,694.1	1,844.5
(5) Number of Days in Period	90	92	91
= (1) / (3) * (5) Days Claims Payable	41.3	49.9	44.6
= (2) / (4) * (5) Days Claims Payable - Adjusted	54.4	54.9	52.9

Health Net, Inc.

Reconciliation of Reserves for Claims and Other Settlements

(In millions)

	Health Plan Services
	Q1 2008	Year 2007	Year 2006
Reserve for claims (a), beginning of period	$838.7	$754.2	$768.7
Incurred claims related to:
Current Year	1,597.3	5,790.7	5,222.0
Prior Years (c)	7.1	0.6	(77.3)

Total Incurred (b)	1,604.4	5,791.3	5,144.7
Paid claims related to:
Current Year	865.0	4,972.3	4,485.7
Prior Years	667.0	734.5	673.5

Total Paid (b)	1,532.0	5,706.8	5,159.2
Reserve for claims (a), end of period	911.1	838.7	754.2
Add:
Claims Payable (d)	401.2	365.6	203.9
Other (e)	118.4	96.1	90.7

Reserves for claims and other settlements, end of period	$1,430.7	$1,300.4	$1,048.8

(a)	Consists of incurred but not reported claims and received but unprocessed claims and reserves for loss adjustment expenses.

(b)	Includes medical claims only. Capitation, pharmacy and other payments including provider settlements are not included.

(c)	This line represents the change in reserves attributable to the difference between the original estimate of incurred claims for prior years and the revised estimate. In developing the revised estimate, there have been no changes in the approach used to determine the key actuarial assumptions, which are the completion factor and medical cost trend. Claims liabilities are estimated under actuarial standards of practice and generally accepted accounting principles. The majority of the reserve balance held at each quarter-end is associated with the most recent months’ incurred services because these are the services for which the fewest claims have been paid. The majority of the adjustments to reserves relate to variables and uncertainties associated with actuarial assumptions. The degree of uncertainty in the estimates of incurred claims is greater for the most recent months’ incurred services. Revised estimates for prior years are determined in each quarter based on the most recent updates of paid claims for prior years.

(d)	Includes amount accrued for litigation and regulatory-related expenses.

(e)	Includes accrued capitation, shared risk settlements, provider incentives and other reserve items.